                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_] Preliminary Proxy Statement     [_] Confidential, for Use of the Commission
                                        Only (as permitted by Rule 14a-6(e)(2)
[_] Definitive Proxy Statement
[_] Definitive Additional Materials
[X] Soliciting Material Pursuant to Rule 14a-12

                           Monarch Dental Corporation
-------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X]  No fee required
     [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

          (1)  Title of each class of securities to which transaction applies:

          (2)  Aggregate number of securities to which transaction applies:

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          (4)  Proposed maximum aggregate value of transaction:

          (5)  Total fee paid:

     [_]  Fee paid previously with preliminary materials.

     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1) Amount Previously Paid:
         (2) Form, Schedule or Registration Statement No.:
         (3) Filing Party:
         (4) Date Filed:

Monarch Dental Corporation Reaches Agreement in Principle with Bright Now! Dental, Inc. Regarding Sale of the Company

DALLAS--October 29, 2002--Monarch Dental Corporation today announced that it has reached an agreement in principle with Bright Now! Dental, Inc. and its investor group regarding the sale of the Company. The sale transaction would be structured as a merger of an affiliate of Bright Now! Dental with the Company. Stockholders of the Company would receive $5.00 per share in cash upon completion of the merger. The proposed transaction is subject to certain conditions, including, without limitation, final confirmatory due diligence, the approval of the Company's existing bank group, and the final approval of the Boards of Directors of the Company and Bright Now! Dental.

In accordance with the terms of the letter of intent previously executed by the parties, Bright Now! Dental and its investor group have extended the exclusivity period under the letter of intent for an additional 15 days through November 12, 2002. The letter of intent provides that if the Company and Bright Now! Dental have reached agreement on the terms of the definitive merger agreement, but the Company and its bank group have not reached an agreement regarding the proposed transaction, the granting of forbearance, and certain other matters, Bright Now! Dental and its investor group can, at their option, extend the exclusivity period by 15 days. The Company is currently negotiating with its bank group concerning these matters. Any agreement with the Company's bank group is subject to the approval of Bright Now! Dental and its investor group. There can be no assurance that the Company will be able to negotiate an agreement with its bank group on favorable terms or at all, or that Bright Now! Dental and its investor group will approve any such agreement. The Company does not intend to issue any other public statements concerning the proposed sale of the Company until a definitive agreement has been executed or the exclusivity period has expired.

As previously announced, the Company is in default under its credit facility and, as a result, the Company's bank group has exercised its right of set-off and applied approximately $1.18 million from the Company's cash accounts to offset a portion of the unpaid interest under the credit facility and certain professional fees. The $1.18 million aggregate amount represented unpaid interest at the lead lender's prime rate, plus the then outstanding professional fees of the bank group. The set-off of this amount by the bank group may have a significant adverse impact on the liquidity of the Company. In connection with the Company's negotiations with its bank group, the Company has requested a forbearance with respect to the exercise by the bank group of any other remedies under the credit agreement.

About Monarch Dental(R)

Monarch Dental Corporation (Nasdaq: MDDS) [www.monarchdental.com] provides business support services to 152 dental offices serving 17 markets in 13 states. Monarch Dental offices offer a wide range of general dental services, including preventive care, restorative services, and cosmetic services. In addition, many practices offer specialty services such as orthodontics, periodontics, oral surgery, endodontics, and pediatric dentistry. Based in Dallas, Texas, Monarch Dental and its affiliated dentists have annual revenues of approximately $185 million and employ approximately 2,200 people.

This press release contains certain statements that are "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the Securities and Exchange Commission. Such statements are subject to uncertainties and risks that could cause the actual results to differ materially from anticipated future results expressed or implied by such forward-looking statements. These uncertainties and risks include, but are not limited to, the risk that the Company will not enter into satisfactory definitive documentation regarding the proposed transaction with Bright Now! Dental and its investor group, the risk that the Company will not be able to complete the proposed transaction if definitive documentation is executed, the risk that the Company's stockholders will not approve the proposed transaction, the risk that the investor group will not be able to satisfy all of the conditions in its financing commitments, the risk that the Company will not be able to reach a satisfactory agreement with its existing lenders regarding the proposed transaction and/or the Company's current defaults under its credit facility, the risk that the Company's lenders will further exercise their rights of set-off and/or foreclosure, the risk that the Company will not be able to maintain sufficient liquidity to fund its future operations, uncertainties regarding the impact of the events disclosed in this press release on the Company's operations, including its relationships with its customers and vendors, risks associated with the change of status or departure of key personnel, and other risks detailed in the Company's Securities and Exchange Commission filings. The Company expressly disclaims any responsibility to update forward-looking statements.

                   ADDITIONAL INFORMATION AND WHERE TO FIND IT

If and when Monarch Dental, Bright Now! Dental and its investor group execute definitive documentation regarding the proposed transaction, Monarch Dental plans to mail a proxy statement to its stockholders containing information about the merger. Investors and securityholders of the Company are advised to read the proxy statement carefully when it becomes available because it will contain important information about the merger, the persons soliciting proxies related to the merger, their interest in the merger, and related matters. Investors and securityholders may obtain free copies of the proxy statement (when available) and other documents filed by the Company at the Securities and Exchange Commission's website at http://www.sec.gov. Free copies of the proxy statement also will be available from the Company by directing such requests to Investor Relations, Monarch Dental Corporation, Tollway Plaza II, 15950 North Dallas Parkway, Suite 825, Dallas, Texas 75248, telephone (972) 361-8420.

                       INFORMATION CONCERNING PARTICIPANTS

Monarch Dental, its directors, executive officers and certain other members of management and employees may be soliciting proxies from the Company's stockholders in favor of the merger. As of the date of this press release, Dr. Warren F. Melamed, a director of the Company, beneficially owned approximately 17% of the Company's outstanding common stock, and W. Barger Tygart, Chairman and Chief Executive Officer of the Company, beneficially owned approximately 3% of the Company's outstanding common stock. Each of the other directors and executive officers of the Company beneficially owned less than 1% of the outstanding common stock. Additional information about the interests of these participants may be obtained from reading the proxy statement regarding the proposed transaction when it becomes available.

--------------
Contact:

     Monarch Dental Corporation
     Lisa Peterson, 972/361-8430
     Chief Financial and Administrative Officer